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                                                                   Exhibit 99.1

News Release

For information contact:
Media - Anne M. Knisely (713) 309-2643
Investors - Doug Pike (713) 309-7141

          Lyondell to Sell $325 Million of 10-1/2% Senior Secured Notes

HOUSTON, May 15, 2003 - Lyondell Chemical Company (NYSE: LYO) today announced it will sell $325 million of 10-1/2% senior secured notes at par in a private placement offering announced yesterday. The notes will mature on June 1, 2013, and are redeemable by Lyondell at specified premiums on or after June 1, 2008. Lyondell will use the net proceeds to prepay in full approximately $103 million of term loans outstanding under Lyondell's credit facility and to repay with the remaining proceeds the revolving credit loans that Lyondell will borrow to fund the purchase of the butanediol (BDO) manufacturing plant in The Netherlands that Lyondell currently leases. The offering is expected to close May 20, 2003.

The senior secured notes will be offered only to qualified institutional buyers and other eligible purchasers in a private placement offering. The notes will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

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FORWARD-LOOKING STATEMENTS

The statements in this release relating to matters that are not historical facts are forward-looking statements that are subject to risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: the cyclical nature of the chemical and refining industries; availability, cost and volatility of raw materials and utilities; governmental regulatory actions and political unrest; global economic conditions; industry production capacity and operating rates; the supply/demand balance for Lyondell's and its joint ventures' products; competitive products and pricing pressures; access to capital markets; technological developments and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Lyondell's Annual Report on Form 10-K for the year ended December 31, 2002, which was filed in March 2003, and Lyondell's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which was filed in May 2003.